Exhibit 22.1

Subsidiary Co-Issuer and Subsidiary Guarantor

The following subsidiary of Newmont Corporation (the "Company") may guarantee debt securities to be registered pursuant to the Company’s Registration Statement on Form S-3ASR with which this Exhibit 22.1 is filed (the “Registration Statement”) and, as of December 31, 2023, was guarantor of the Company's (i) 2.800% Senior Notes due 2029, (ii) 2.250% Senior Notes due 2030, (iii) 2.600% Sustainability-Linked Senior Notes due 2032; (iv) 5.875% Senior Notes due 2035, (v) 6.250% Senior Notes due 2039, (vi) 4.875% Senior Notes due 2042, and (vii) 5.450% Senior Notes due 2044:

Name	Incorporation
Newmont USA Limited	Delaware

The following subsidiary of the Company may co-issue debt securities to be registered pursuant to the Registration Statement:

Name	Incorporation
Newcrest Finance Pty Limited	Australia